Exhibit 99.1
SEE Reports Q2 2020 Results
Solving Critical Packaging Challenges in a Global Crisis

Net sales of $1.2 billion, down 1% as reported; up 3% constant currency
Net earnings of $100 million or $0.64 per share, up approximately 300%
Adjusted EBITDA of $260 million, up 10%; Adjusted EPS of $0.76 per share, down 5%
Year to date cash flow from operations of $213 million, up 26%
Provides full year 2020 guidance
CHARLOTTE, N.C., August 6, 2020 – Sealed Air Corporation (NYSE: SEE) today announced financial results for the second quarter 2020.
“We are navigating through the challenges of the COVID-19 pandemic with a focus on business continuity and our purpose - ‘to protect, to solve critical packaging challenges, and to leave our world better than we found it’. Our broad product portfolio, global scale and organizational agility have enabled us to respond to significant changes across the markets and geographies we serve.
As compared to last year, in the second quarter, Adjusted EBITDA was up 10% and Adjusted EBITDA margin expanded 220 basis points on constant dollar sales growth of 3%. The increase in earnings generated higher cash flow from operations in the first half of the year,” said Ted Doheny, Sealed Air’s President and CEO.
“Our results demonstrate progress towards world-class. Despite adversity, we are driving our Reinvent SEE transformation faster. We are accelerating investments in automation to address market needs as we move to a ‘touchless’ environment in our own operations and with our customers. Our leadership in packaging innovation, sustainability, food safety, minimizing waste and protecting valuable goods, is more critical than ever.
Our execution so far in 2020 and increased clarity of customer demand for our essential packaging solutions give us the confidence to re-issue guidance for the full year, amidst continued overall market uncertainty,” continued Doheny.

Unless otherwise stated, all results compare second quarter 2020 to second quarter 2019 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis or constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

Sealed Air | 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

Business Highlights
In the second quarter, net sales in Food (previously named Food Care) were $673 million, a decrease of 5% as reported. Currency negatively impacted Food sales by $36 million, or approximately 5%. On a constant dollar basis, net sales were approximately flat. Volume was down $13 million, or 2%, primarily driven by lower equipment sales, the slowdown in the food service industry and certain food processing plant closures in North America, partially offset by continued strength in the food retail market. Price was favorable $10 million or 1%, due to US dollar based-indexed pricing in South America. Adjusted EBITDA increased 9% to $169 million, or 25.1% of net sales, up 320 basis points compared to the prior year. The increase in Adjusted EBITDA was attributable to favorable price/cost spread and Reinvent SEE initiatives, which included productivity improvements and restructuring savings, and was partially offset by lower organic sales volume and unfavorable foreign currency translation.

Second quarter net sales in Protective (previously named Product Care) were $478 million an increase of 6% as reported. Currency negatively impacted Protective sales by $6 million, or 1%. On a constant dollar basis, net sales increased $34 million, or 8%. The Automated Packaging Systems (“Automated”) acquisition contributed $73 million in sales. Organic volume declined 8%, or $36 million, largely due to the impact of COVID-19 on the global industrial manufacturing sector, partially offset by strength in e-Commerce and distribution of essential goods. Adjusted EBITDA was $92 million, or 19.1% of sales, compared to $84 million, or 18.7% of sales, in the prior year. The increase in Adjusted EBITDA was attributable to contributions from the Automated acquisition and Reinvent SEE initiatives partially offset by lower organic sales volume.
COVID-19 Update: Focus on Business Continuity and Zero Harm
We are monitoring the impact of COVID-19 on all aspects of our business and geographies, including the impact on our employees, customers, suppliers, business partners and distribution channels. Our established crisis management teams, which are comprised of our cross functional and regional leaders, continue to assess the evolving situation and have implemented business continuity plans at both the regional and headquarter levels. The health and safety of Sealed Air’s global employees, suppliers and customers continue to be the Company’s top priority.
Second Quarter 2020 U.S. GAAP Summary
Net sales of $1.2 billion decreased 1% as reported. Currency had a negative impact on total net sales of $42 million or approximately 4%.
Net earnings were $100 million, or $0.64 per diluted share. Special Items had a negative impact of approximately $18 million on net earnings in the quarter, which was largely due to restructuring and restructuring associated charges of $14 million ($11 million, net of taxes). This compares to net earnings in the second quarter 2019 of $26 million, or $0.16 per diluted share, which was unfavorably impacted by $100 million of Special Items. Prior year Special Items included a charge of $59 million ($44 million, net of taxes) in connection with a settlement agreement with Novipax Holdings LLC, and $51 million ($36 million, net of taxes) in restructuring and restructuring associated charges.

The effective tax rate in the second quarter 2020 was 30.8%, compared to 32.5% in the second quarter 2019.
Second Quarter 2020 Non-U.S. GAAP Summary
Net sales increased 3% on a constant dollar basis. Contributions from the Automated acquisition were $73 million or approximately 6%. This was partially offset by a decline in organic volume of $49 million or 4%. Asia Pacific organic volume was up 3% while North America, EMEA and South America declined 6%, 5% and 1%, respectively.
Adjusted EBITDA was $260 million, or 22.6% of net sales in the second quarter 2020 compared to $237 million, or 20.4% in 2019. Currency fluctuations had an unfavorable impact of $8 million, or 3% in the second quarter 2020. The improvement in Adjusted EBITDA was due to Reinvent SEE initiatives, favorable price/cost spread, and contributions from the Automated acquisition, partially offset by lower organic sales volume and unfavorable foreign currency translation.

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The Adjusted Tax Rate was 27.5% in the second quarter 2020, compared to 19.4% in the second quarter 2019. The lower prior year tax rate was primarily due to the release of a valuation allowance for Reinvent SEE related profitability improvements in South America.
Adjusted earnings per diluted share was $0.76 for the second quarter 2020 compared to $0.80 in the second quarter 2019, largely due to the higher adjusted tax rate.
Cash Flow and Net Debt
Cash flow provided by operating activities for the six months ended June 30, 2020 was an inflow of $213 million, compared to an inflow of $169 million for the six months ended June 30, 2019. The increase in cash from operating activities was primarily due to higher Adjusted EBITDA partially offset by increased net trade working capital investment. Net trade working capital, which is defined as customer receivables and inventory less customer advance payments and accounts payable, was a use of cash of $100 million in the current year compared to $61 million for the six months ended June 30, 2019. The increase was primarily due to a purposeful inventory build during the quarter for COVID-19 contingency planning. Capital expenditures were $84 million for the six months ended June 30, 2020 compared to $94 million in the same period last year. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures was an inflow of $129 million in the six months ended June 30, 2020, compared to an inflow of $75 million in the six months ended June 30, 2019.
During the six months ended June 30, 2020, the Company paid cash dividends of $51 million.
Net Debt, defined as total debt less cash and cash equivalents, was $3.5 billion as of June 30, 2020 compared to $3.6 billion at December 31, 2019. As of June 30, 2020, Sealed Air had approximately $1.3 billion of liquidity available, comprised of $290 million of cash and undrawn, committed credit facilities of $1,053 million. The Company does not have any debt maturities until August 2022.
2020 Full Year Guidance
For the full year 2020, Sealed Air now expects net sales in the range of $4.725 billion to $4.775 billion, which represents (1%) to flat as reported and 1% to 2% growth in constant dollars. Foreign currency is now expected to have a negative impact on net sales of approximately $120 million. This compares to sales guidance communicated in February 2020 of $4.9 billion to $4.95 billion, which included an estimated unfavorable currency impact of approximately $40 million.
Adjusted EBITDA is expected to be in the range of $1.01 billion to $1.03 billion, which is consistent with the guidance communicated in February 2020. However, foreign currency is now expected to have a negative impact on Adjusted EBITDA of approximately $25 million, compared to the Company's previous forecast of an unfavorable impact of $8 million. Adjusted EPS is expected to be in the range of $2.85 to $2.95, which is based on approximately 156 million shares outstanding and an anticipated Adjusted Tax Rate of approximately 27%. Adjusted EPS, shares outstanding and the tax rate are also consistent with the Company's guidance communicated in February 2020.
Free cash flow is expected to be in the range of $350 million to $375 million, which compares to $350 million communicated in February 2020.
Conference Call Information
Sealed Air Corporation will host a conference call and webcast on Thursday, August 6, 2020 at 10:00 a.m. (ET) to discuss our Second Quarter 2020 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.
Business
Sealed Air is in business to protect, to solve critical packaging challenges, and to leave our world better than we found it. Our portfolio of leading packaging solutions includes CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, AUTOBAG® brand automated systems, and BUBBLE WRAP® brand packaging, which collectively enable a safer, more efficient food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.8 billion in sales in 2019 and has approximately 16,500 employees who serve customers in 124 countries. To learn more, visit www.sealedair.com.

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Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an "organic" and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product

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offerings, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the Coronavirus Disease 2019 (COVID-19), changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2019 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.
Company Contacts

Investor Relations
Lori Chaitman
lori.chaitman@sealedair.com
516.458.4455

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Operations(1)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In USD millions, except per share data)	2020	2019	2020	2019
Net sales	$1,151.2	$1,161.0	$2,325.1	$2,273.7
Cost of sales	761.3	782.7	1,544.7	1,530.2
Gross profit	389.9	378.3	780.4	743.5
Selling, general and administrative expenses	184.5	266.2	378.6	478.3
Amortization expense of intangible assets acquired	9.3	4.4	18.3	9.0
Restructuring charges	10.1	29.3	10.7	36.7
Operating profit	186.0	78.4	372.8	219.5
Interest expense, net	(43.3)	(43.2)	(87.7)	(88.1)
Foreign currency exchange loss due to highly inflationary economies	(1.2)	(1.3)	(2.1)	(2.1)
Other income, net	3.4	3.9	9.1	3.2
Earnings before income tax provision	144.9	37.8	292.1	132.5
Income tax provision	44.6	12.3	77.3	42.7
Net earnings from continuing operations	100.3	25.5	214.8	89.8
(Loss) Gain on sale of discontinued operations, net of tax	(0.2)	7.7	11.9	0.9
Net earnings	$100.1	$33.2	$226.7	$90.7
Basic:
Continuing operations	$0.64	$0.16	$1.38	$0.58
Discontinued operations	—	0.06	0.08	0.01
Net earnings per common share - basic	$0.64	$0.22	$1.46	$0.59
Diluted:
Continuing operations	$0.64	$0.16	$1.38	$0.58
Discontinued operations	—	0.05	0.08	—
Net earnings per common share - diluted	$0.64	$0.21	$1.46	$0.58
Weighted average number of common shares outstanding:
Basic	155.6	154.5	155.1	154.6
Diluted	155.9	155.3	155.4	155.3

(1)  The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Balance Sheets(1)
(Unaudited)

(In USD millions)	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$289.7	$262.4
Trade receivables, net	515.8	556.5
Income tax receivables	14.8	32.8
Other receivables	69.8	80.3
Inventories, net	638.2	570.3
Current assets held for sale	0.7	2.8
Prepaid expenses and other current assets	103.1	58.9
Total current assets	1,632.1	1,564.0
Property and equipment, net	1,115.2	1,141.9
Goodwill	2,196.4	2,216.9
Identifiable intangible assets, net	171.8	182.1
Deferred taxes	236.1	238.6
Operating lease right-of-use-assets	81.7	90.1
Other non-current assets	323.0	331.6
Total assets	$5,756.3	$5,765.2
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$81.7	$98.9
Current portion of long-term debt	21.8	16.7
Current portion of operating lease liabilities	24.9	26.2
Accounts payable	724.1	738.5
Accrued restructuring costs	22.9	29.5
Income tax payable	43.4	12.3
Other current liabilities	435.9	514.1
Total current liabilities	1,354.7	1,436.2
Long-term debt, less current portion	3,692.7	3,698.6
Long-term operating lease liabilities, less current portion	58.7	65.7
Deferred taxes	31.6	30.7
Other non-current liabilities	688.7	730.2
Total liabilities	5,826.4	5,961.4

Stockholders’ deficit:
Preferred stock	—	—
Common stock	23.2	23.2
Additional paid-in capital	2,070.9	2,073.5
Retained earnings	2,175.1	1,998.5
Common stock in treasury	(3,346.3)	(3,382.4)
Accumulated other comprehensive loss, net of taxes	(993.0)	(909.0)
Total stockholders’ deficit	(70.1)	(196.2)
Total liabilities and stockholders’ deficit	$5,756.3	$5,765.2

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

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Calculation of Net Debt(1)
(Unaudited)

(In USD millions)	June 30, 2020	December 31, 2019
Short-term borrowings	$81.7	$98.9
Current portion of long-term debt	21.8	16.7
Long-term debt, less current portion	3,692.7	3,698.6
Total debt	3,796.2	3,814.2
Less: cash and cash equivalents	(289.7)	(262.4)
Net Debt	$3,506.5	$3,551.8

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Cash Flows(1)
(Unaudited)

	Six Months Ended June 30,
(In USD millions)	2020	2019
Net earnings	$226.7	$90.7
Adjustments to reconcile net earnings to net cash provided by operating activities(2)	122.5	89.7
Changes in operating assets and liabilities:
Trade receivables, net	(26.0)	(4.2)
Inventories, net	(88.1)	(48.2)
Accounts payable	2.1	(10.4)
Customer advance payments	12.0	1.5
Income tax receivable/payable	48.7	6.3
Other assets and liabilities	(84.9)	43.9
Net cash provided by operating activities	$213.0	$169.3
Cash flows from investing activities:
Capital expenditures	(83.6)	(94.5)
Receipts (payments) associated with sale of business and property and equipment	5.2	(2.7)
Business acquired, net of cash acquired	4.2	(23.1)
Investment in marketable securities	12.9	—
Settlement of foreign currency forward contracts	(5.9)	(4.1)
Net cash used in investing activities	$(67.2)	$(124.4)
Cash flows from financing activities:
Net (payments) proceeds of short-term borrowings	(20.4)	33.1
Dividends paid on common stock	(50.7)	(49.7)
Impact of tax withholding on share-based compensation	(11.2)	(10.6)
Repurchases of common stock	—	(67.3)
Principal payments related to financing leases	(5.9)	(3.7)
Net cash used in financing activities	$(88.2)	$(98.2)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(30.3)	$3.8
Cash and cash equivalents	262.4	271.7
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$262.4	$271.7
Net change during the period	$27.3	$(49.5)
Cash and cash equivalents	289.7	222.2
Restricted cash and cash equivalents	—	—
Balance, end of period	$289.7	$222.2

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$213.0	$169.3
Capital expenditures for property and equipment	(83.6)	(94.5)
Free Cash Flow	$129.4	$74.8

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$97.5	$95.6
Income tax payments, net of cash refunds	$31.4	$29.4
Restructuring payments including associated costs	$43.9	$49.2
Non-cash items:
Transfers of shares of common stock from treasury for profit-sharing contributions	$24.4	$21.9

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(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2) 2020 adjustments primarily consist of depreciation and amortization of $86 million, share based compensation expense of $19 million and profit sharing expense of $14 million. 2019 adjustments primarily consist of depreciation and amortization of $66 million, share based compensation expense of $13 million and profit sharing expense of $11 million.

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Sealed Air Corporation
Supplemental Information(1)
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations(2)	$100.3	$0.64	$25.5	$0.16	$214.8	$1.38	$89.8	$0.58
Special Items(3)	18.0	0.12	99.8	0.64	16.9	0.11	127.7	0.82
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS from continuing operations	$118.3	$0.76	$125.3	$0.80	$231.7	$1.49	$217.5	$1.40
Weighted average number of common shares outstanding - Diluted		155.9		155.3		155.4		155.3

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2)   Net earnings per common share is calculated under the two-class method.
(3)   Special Items include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In USD millions, except per share data)	2020	2019	2020	2019
Special Items:
Restructuring charges	$10.1	$29.3	$10.7	$36.7
Other restructuring associated costs(i)	3.8	21.3	7.8	38.0
Foreign currency exchange loss due to highly inflationary economies	1.2	1.3	2.1	2.1
Charges related to the Novipax settlement agreement	—	59.0	—	59.0
Charges (income) related to acquisition and divestiture activity	1.2	(0.5)	4.1	3.2
Other Special Items	2.0	7.3	3.7	14.7
Pre-tax impact of Special Items	18.3	117.7	28.4	153.7
Tax impact of Special Items and Tax Special Items	(0.3)	(17.9)	(11.5)	(26.0)
Net impact of Special Items	$18.0	$99.8	$16.9	$127.7
Weighted average number of common shares outstanding - Diluted	155.9	155.3	155.4	155.3
Loss per share impact from Special Items	$(0.12)	$(0.64)	$(0.11)	$(0.82)

(i) Restructuring associated costs for the three and six months ended June 30, 2020 primarily relate to fees paid to third-party consultants in support of Reinvent SEE. Restructuring associated costs for the three and six months ended June 30, 2019 primarily relate to fees paid to third-party consultants in support of Reinvent SEE and costs associated with property consolidations and machinery and equipment relocations resulting from Reinvent SEE.

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        The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In USD millions)	2020	2019	2020	2019
U.S. GAAP Earnings before income tax provision from continuing operations	$144.9	$37.8	$292.1	$132.5
Pre-tax impact of special items	18.3	117.7	28.4	153.7
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$163.2	$155.5	$320.5	$286.2

U.S. GAAP Income tax provision from continuing operations	$44.6	$12.3	$77.3	$42.7
Tax Special Items	(3.2)	(10.9)	5.4	(11.7)
Tax impact of Special Items	3.5	28.8	6.1	37.7
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$44.9	$30.2	$88.8	$68.7

U.S. GAAP Effective income tax rate	30.8%	32.5%	26.5%	32.2%
Non-U.S. GAAP Adjusted income tax rate	27.5%	19.4%	27.7%	24.0%

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Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended June 30,
(In USD millions)	Food		Protective		Total Company
2019 Net Sales	$711.0	61.2%	$450.0	38.8%	$1,161.0
Price	10.4	1.5%	(2.6)	(0.6)%	7.8	0.6%
Volume(2)	(13.2)	(1.9)%	(35.9)	(8.0)%	(49.1)	(4.2)%
Total organic change (non-U.S. GAAP)(3)	(2.8)	(0.4)%	(38.5)	(8.6)%	(41.3)	(3.6)%
Acquisitions	0.9	0.1%	72.5	16.2%	73.4	6.4%
Total constant dollar change (non-U.S. GAAP)(3)	(1.9)	(0.3)%	34.0	7.6%	32.1	2.8%
Foreign currency translation	(35.9)	(5.0)%	(6.0)	(1.4)%	(41.9)	(3.6)%
Total change (U.S. GAAP)	(37.8)	(5.3)%	28.0	6.2%	(9.8)	(0.8)%

2020 Net Sales	$673.2	58.5%	$478.0	41.5%	$1,151.2

	Six Months Ended June 30,
(In USD millions)	Food		Protective		Total Company
2019 Net Sales	$1,391.0	61.2%	$882.7	38.8%	$2,273.7
Price	8.7	0.6%	(6.2)	(0.7)%	2.5	0.1%
Volume(2)	18.2	1.3%	(45.6)	(5.2)%	(27.4)	(1.2)%
Total organic change (non-U.S. GAAP)(3)	26.9	1.9%	(51.8)	(5.9)%	(24.9)	(1.1)%
Acquisitions	6.5	0.5%	141.8	16.1%	148.3	6.5%
Total constant dollar change (non-U.S. GAAP)(3)	33.4	2.4%	90.0	10.2%	123.4	5.4%
Foreign currency translation	(60.9)	(4.4)%	(11.1)	(1.3)%	(72.0)	(3.1)%
Total change (U.S. GAAP)	(27.5)	(2.0)%	78.9	8.9%	51.4	2.3%

2020 Net Sales	$1,363.5	58.6%	$961.6	41.4%	$2,325.1

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly report on Form 10-Q with the Securities and Exchange Commission.
(2) Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(3)  Total organic change is a non-U.S. GAAP financial measure which excludes acquisition and divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we consider the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended June 30,
(In USD millions)	North America		EMEA		APAC		South America		Total
2019 Net Sales	$688.6	59.3%	$246.6	21.2%	$169.6	14.6%	$56.2	4.8%	$1,161.0
Price	(1.5)	(0.2)%	(0.7)	(0.3)%	(0.6)	(0.4)%	10.6	18.8%	7.8	0.6%
Volume(2)	(42.7)	(6.2)%	(11.9)	(4.8)%	5.9	3.5%	(0.4)	(0.7)%	(49.1)	(4.2)%
Total organic change (non-U.S. GAAP)(3)	(44.2)	(6.4)%	(12.6)	(5.1)%	5.3	3.1%	10.2	18.1%	(41.3)	(3.6)%
Acquisitions	58.2	8.4%	13.4	5.4%	1.6	1.0%	0.2	0.4%	73.4	6.4%
Total constant dollar change (non-U.S. GAAP)(3)	14.0	2.0%	0.8	0.3%	6.9	4.1%	10.4	18.5%	32.1	2.8%
Foreign currency translation	(9.3)	(1.3)%	(8.1)	(3.3)%	(5.8)	(3.5)%	(18.7)	(33.3)%	(41.9)	(3.6)%
Total change (U.S. GAAP)	4.7	0.7%	(7.3)	(3.0)%	1.1	0.6%	(8.3)	(14.8)%	(9.8)	(0.8)%

2020 Net Sales	$693.3	60.2%	$239.3	20.8%	$170.7	14.8%	$47.9	4.2%	$1,151.2

	Six Months Ended June 30,
(In USD millions)	North America		EMEA		APAC		South America		Total
2019 Net Sales	$1,340.8	59.0%	$482.4	21.2%	$339.5	14.9%	$111.0	4.9%	$2,273.7
Price	(14.7)	(1.1)%	(1.3)	(0.3)%	(1.1)	(0.3)%	19.6	17.7%	2.5	0.1%
Volume(2)	(23.3)	(1.7)%	(9.4)	(1.9)%	1.8	0.5%	3.5	3.1%	(27.4)	(1.2)%
Total organic change (non-U.S. GAAP)(3)	(38.0)	(2.8)%	(10.7)	(2.2)%	0.7	0.2%	23.1	20.8%	(24.9)	(1.1)%
Acquisitions	114.5	8.5%	28.4	5.9%	5.1	1.5%	0.3	0.3%	148.3	6.5%
Total constant dollar change (non-U.S. GAAP)(3)	76.5	5.7%	17.7	3.7%	5.8	1.7%	23.4	21.1%	123.4	5.4%
Foreign currency translation	(11.0)	(0.8)%	(14.7)	(3.1)%	(13.1)	(3.9)%	(33.2)	(29.9)%	(72.0)	(3.1)%
Total change (U.S. GAAP)	65.5	4.9%	3.0	0.6%	(7.3)	(2.2)%	(9.8)	(8.8)%	51.4	2.3%

2020 Net Sales	$1,406.3	60.5%	$485.4	20.9%	$332.2	14.3%	$101.2	4.4%	$2,325.1

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2)  Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(3)  Total organic change is a non-U.S. GAAP financial measure which excludes acquisition and divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of

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foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Supplemental Information(1)
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In USD millions)	2020	2019	2020	2019
Net Sales:
Food	$673.2	$711.0	$1,363.5	$1,391.0
As a % of Total Company net sales	58.5%	61.2%	58.6%	61.2%
Protective	478.0	450.0	961.6	882.7
As a % of Total Company net sales	41.5%	38.8%	41.4%	38.8%
Total Company Net Sales	$1,151.2	$1,161.0	$2,325.1	$2,273.7

	Three Months Ended June 30,		Six Months Ended June 30,
(In USD millions)	2020	2019	2020	2019
Adjusted EBITDA from continuing operations:
Food	$169.1	$155.6	$325.4	$298.5
Adjusted EBITDA Margin	25.1%	21.9%	23.9%	21.5%
Protective	91.5	84.0	184.3	159.0
Adjusted EBITDA Margin	19.1%	18.7%	19.2%	18.0%
Corporate	(0.7)	(2.9)	3.4	(5.0)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$259.9	$236.7	$513.1	$452.5
Adjusted EBITDA Margin	22.6%	20.4%	22.1%	19.9%

	Three Months Ended June 30,		Six Months Ended June 30,
(In USD millions)	2020	2019	2020	2019
U.S. GAAP Net earnings from continuing operations	100.3	25.5	214.8	89.8
Interest expense, net	43.3	43.2	87.7	88.1
Income tax provision	44.6	12.3	77.3	42.7
Depreciation and amortization, net of adjustments(2)	53.4	38.0	104.9	78.2
Special Items:
Restructuring charges(3)	10.1	29.3	10.7	36.7
Other restructuring associated costs	3.8	21.3	7.8	38.0
Foreign currency exchange loss due to highly inflationary economies	1.2	1.3	2.1	2.1
Charges related to the Novipax settlement agreement	—	59.0	—	59.0
Charges (income) related to acquisition and divestiture activity	1.2	(0.5)	4.1	3.2
Other Special Items	2.0	7.3	3.7	14.7
Pre-tax impact of Special items	18.3	117.7	28.4	153.7
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$259.9	$236.7	$513.1	$452.5

(1)The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2)Depreciation and amortization by segment are as follows:

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	Three Months Ended June 30,		Six Months Ended June 30,
(In USD millions)	2020	2019	2020	2019
Food	$30.2	$25.0	$59.2	$51.2
Protective	23.2	13.1	45.7	28.0
Total Company depreciation and amortization(i)	$53.4	$38.1	$104.9	$79.2
Depreciation and amortization adjustments	—	(0.1)	—	(1.0)
Depreciation and amortization, net of adjustments	$53.4	$38.0	$104.9	$78.2

(i) Includes share-based incentive compensation of $10.5 million and $19.0 million for the three and six months ended June 30, 2020, respectively, and $4.8 million and $13.2 million for the three and six months ended June 30, 2019, respectively.

(3)  Restructuring charges by segment is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In USD millions)	2020	2019	2020	2019
Food	$4.9	$18.6	$5.2	$22.4
Protective	5.2	10.7	5.5	14.3
Total Company restructuring charges	$10.1	$29.3	$10.7	$36.7

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